CODE OF ETHICS BLUE CHIP INVESTOR FUNDS & CHECK CAPITAL MANAGEMENT, INC. As revised and effective May 14, 2014

I. Statement of General Principles

     This Code of Ethics has been adopted by Blue Chip Investor Funds (the "Trust") and Check Capital Management Inc., the investment adviser (the "Adviser") to the Blue Chip Investor Fund, for the purpose of instructing all employees and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees and trustees owe a fiduciary duty to the Trust and its shareholders. Employees of the Adviser owe a fiduciary duty to all clients of the Adviser, including the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

  The duty at all times to place your fiduciary obligations ahead of your own interests;
  The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics, and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
  The fundamental standard that such employees and trustees should not take inappropriate advantage of their positions or of their relationship with the Trust, its shareholders, or the Adviser’s other clients.

     It is imperative that the personal trading activities of the employees of the Adviser, and the trustees of the Trust, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, or activities that could lead to disciplinary action. All personal securities transactions must comply with the requirements set forth in Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940. Under this rule, no Employee (as defined below) may:

  Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
  Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
  Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
  Engage in any manipulative practice with respect to the Trust or any of its shareholders.

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     Employees are required to comply with the Firm's Policies and Procedures as outlined in this Code of Ethics and CCM's Policies and Procedures Manual, as well as with applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury which may apply to CCM. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Chief Compliance Officer. A “Whistleblower” is an employee who informs management of another employee’s activities that are not in line with our Code of Ethics. “Whistleblowers” will not be reprimanded in any way.

II. Definitions

A. Beneficial Ownership: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

B. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

C. Employee Personal Trading Account: account in which an Employee of the Adviser, or a member of his or her family, has any direct beneficial ownership including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s domestic partners and anyone with whom the Employee may have power of attorney for in their immediate family (such as father, mother, etc.).

D. Access Persons: all CCM employees, officers, and trustees of the Trust (i.e., the Fund’s board members); any supervised persons of the Adviser (as defined in the Advisers Act) who has access to nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

E. Exempt Transactions: transactions which are

1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control,

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2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan (“Automatic Investment Plan”),

3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities,

4) in connection with the call by the issuer of a preferred stock or bond,

5) pursuant to the exercise by a second party of a put or call option.

6) securities issued by the government of the United States,

7) bankers’ acceptances,

8) bank certificates of deposit,

9) commercial paper, and

10) shares of open-end mutual funds.

F. Fund: Blue Chip Investor Fund.

G. Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Adviser or Employee (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Employee acts as adviser, general partner or other fiduciary.

H. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants, or other convertible securities.

I. Securities Transactions: the purchase or sale of a Security, or any action to accomplish the purchase or sale of a Security for an Employee Account.

J. Security or Securities: any stock, bond, debenture, evidence of indebtedness investment contract or, in general, any interest or instrument commonly known as a “security”, or warrant or right to subscribe to or purchase (including options and ETFs).

K. Quality Growth Universe: any stock or options that is illustrated in the Quality Growth 100 universe in the Blue Chip Investor newsletter. The Blue Chip Investor is published monthly and distributed to all Supervised and Access Persons.

III. Personal Investment Guidelines

A. Personal Accounts:

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1. The Personal Investment Guidelines in this Section A do not apply to Exempt Transactions. Access Persons must remember that regardless of the transaction's status as exempt or not exempt, their fiduciary obligations remain unchanged.

2. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

3. Securities Transaction Restrictions: If the quantity of client trades on a Security exceeds 50,000 shares on any particular day of a Quality Growth Universe security, Access Person’s transactions in the same Security on the same day must occur after, or be part of a block trade for the transactions in the Security for clients or the Fund. Access Person’s transactions on stock options must follow the same guidelines, i.e. stock options on a Security must be made after client transactions when their transactions in the stock exceed 50,000 shares. 1 Also, Access Person’s transactions involving stock options must be placed after any client transactions involving the same stock option on the same day if the transaction quantity of the same stock option exceeds 500 contracts for client transactions. Steven Check initiates all client trades that would exceed above thresholds. Other than Steven Check, no Access Person may transact any Quality Growth Universe Securities, with the exception of the exempted transactions listed above, without pre-approval, via email or paper, by the Chief Compliance Officer (“CCO”) or designee. All preapproved trades must be completed by the close of business on the trading day after written approval is received. The CCO shall be responsible for documenting written preapproval trades of the Firm.

     Each morning, the Adviser's CCO reviews all prior-day Securities Transactions by employees of the Adviser to establish whether they are in compliance with the Code. In the event any Securities Transactions are found in conflict with the Code, the CCO will document the violation and may require, among other things, that the Security Transactions be cancelled. Any associated cost of cancelling a trade becomes the employee’s responsibility.

B. Other Restrictions:

1. In connection with any limited offering, the Access persons must pre-clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Adviser’s clients, and whether the opportunity is being offered to the Access Persons by virtue of the Access Person’s position with the Trust or the

1 The CCO periodically reviews these thresholds on an annual basis for reasonableness. If it is less than 10% of the shares daily volume, it is deemed to be non-market moving.

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Adviser. If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Access persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access persons takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

2. Access persons are prohibited from acquiring any Securities in an initial public offering without pre-clearance by the Compliance Officer.

3. Access persons are prohibited from serving on the boards of directors of publicly traded companies. In Addition, the Firm require pre-clearance of any outside business activity, which would include participation in treasurer positions of non-public boards, absent prior authorization by the Compliance Officer.

4. No Access Person may give any gift of more than $300 in value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the CCO. If an Access Person receives any gift of more than $300 in value from existing clients, prospective clients, or any entity that does business with or on behalf of the adviser, they must report it to the CCO and may be required to return and/or reimburse the client for that gift.

IV. Insider Trading

A. Introduction:

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to “insider trading.”

An “insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key employees, but may be extended to include relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as “temporary” or “constructive” insiders if they have access to material non-public information for a legitimate purpose in the context of a transaction for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.

“Insider Information” describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a

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company’s securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

The Firm’s employees are prohibited from acting upon material non-public information. The 1988 Act authorizes civil penalties of up to three times the profit gained or lost for trades which were based on inside information. Criminal liability may result in a fine of up to $100,000 and/or imprisonment.

B. Policies:

In working with clients, Access Persons may receive insider information. For instance, a client may be an officer or director of a firm that is undergoing material structural changes, or perhaps clients may be “temporary insiders” due to contact with corporate officers or directors. Access Persons are prohibited from using inside information when placing any trades of securities for clients. Furthermore, Access Persons may not transact any trades for their own accounts or for the benefit of any third-party clients based upon such information.

If an Access Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, please notify the CCO.

C. Procedures:

Any Access Person who becomes aware of information, which could be classified as material, non-public information, should immediately advise the CCO. In addition, if inside information is received the CCO will place that security on the Firm’s restricted list.

Be sure that insider information is not communicated (or tipped) in any way.

Also purchasing/selling a security personally, the Access Person must first check to be sure that it is not on the Firm’s restricted list.

V. Compliance Procedures

A. Employee Disclosure:

1. All Access Persons will have access to a copy of this Code of Ethics and any amendments.

2. Within ten (10) days of commencement of employment with the Trust or the Adviser, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type of security, CUSIP or ticker symbol, number

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of shares and principal amount of each Security in which the Access Persons has a Beneficial Ownership when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

3. Annually, within 45 days of the beginning of the year, each Access Persons must certify that he or she has read and understands this Code, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code, and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. The Access Persons must also certify that he or she has disclosed all Employee Personal Trading Accounts holding securities and that such Employee Personal Trading Accounts are with a broker/dealer authorized in B-1 below (please refer to Exhibit B attached).

B. Reporting Procedures

1. Employee Personal Trading Accounts should be maintained at either Charles Schwab or Fidelity Investments. Through a limited-power-of-attorney authorization with the broker/dealer, the Compliance Officer, President and Trader will have access to Access Persons account statements and transactions. Any accounts not held at Charles Schwab or Fidelity will only be allowed with specific written permission of the Compliance Officer. Each Access Persons must report, no later than 30 days after the close of each calendar quarter all transactions in which the Access Persons acquired any direct Beneficial Ownership in a Security, excluding Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the Code. The Securities Transaction Report shall also identify any securities trading account established by the Access Persons during the quarter with a broker, dealer, or bank (please refer to Exhibit A attached).

2. The Compliance Officer will, on a monthly basis, review the Supervised and Access Person’s Securities Transactions Report to verify that the Supervised and Access Persons has not violated the Code.

3. If an Access Persons violates this Code, the Compliance Officer will report the violation to management personnel of the Trust, and to the Adviser, for appropriate remedial action which may include a reprimand of the Access Persons, or suspension or termination of the Access Person's relationship with the Trust and or the Adviser.

4. For purposes of reviewing the Securities Transactions permitted by paragraph 3 of Section III, the Compliance Officer will, on a quarterly basis, provide the Disinterested Trustees with a report which discloses any violations of this Code.

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5. The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience, under this Code, with evolving industry practices or legal developments.

VI. Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals with respect to particular transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 17j-1 of the Investment Company Act or Rule 204A-1 of the Advisers Act

Date the Code was adopted by the Trust and the Adviser: May 14, 2014

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